Securities and Exchange Commission

                         Washington, D.C. 20549

                                Form N-8A

       Notification of registration filed pursuant to Section 8(a)

                  of the Investment Company Act of 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     A.  Name:

              First Defined Sector Fund

     B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

              1001 Warrenville Road, Suite 300
              Lisle, Illinois 60532

     C.  Telephone Number (including area code):

              (630) 241-4141

     D.  Name and address of agent for service of process:

              W. Scott Jardine
              c/o Nike Securities L.P.
              1001 Warrenville Road, Suite 300
              Lisle, Illinois 60532

         Copies to:

              Eric F. Fess
              Chapman and Cutler
              333 W. Wacker Drive
              Chicago, Illinois 60603

     E.  Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         [x] Yes       [ ] No

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Lisle, Illinois on July 12, 2000.


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                         First Defined Sector Fund
                   _____________________________________________
                              (name of registrant)

               By: /S/ James A. Bowen
                   _____________________________________________
                              Sole Trustee and President

Attest:            /S/ W. Scott Jardine
                   _____________________________________________
                               Secretary


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